EXHIBIT 10.1

LICENSE AND SUPPLY AGREEMENT
BY AND BETWEEN

AKKURATE LTD., with offices in Unit 1, 9 Park Hill, London SW4 9NS, United Kingdom, acting through its Directors, Mr. John Christopher Richmond and Mr. Saverio Moschillo, VAT No. GB788053886 (“Akkurate”)

AND

FALBER CONFEZIONI S.R.L., with offices in 47100 - Forlì (Italy), Via Gramadora nos. 12-14, acting through its President, Mr. Saverio Moschillo, VAT No. 01498280401 (“Falber”)

AND

CPMM (Asia) Limited, with offices in Unit A, 10th Floor, Wo Kee Hong Building, 585-609 Castle Peak Road, Kwai Chung, New Territories, Hong Kong (China), acting through its Director and duly empowered and authorized signatory, Mr. Richard Man Fai LEE (“CPMM”)

WHEREAS

A) Akkurate has title to the distinctive signs “John Richmond”, “Richmond”, “Richmond X” and “Richmond Denim” in their various denominations sand specifications (the “Signs”), as evidenced by the logos attached hereto as Schedule “A”, to be also used as signboard and/or as elements identifying and qualifying a retail point of sale.

B) Akkurate and Falber have entered into an agreement under which the latter shall manufacture, market and sell products solely and exclusively developed by Akkurate and identified by the Signs, and in particular the products listed in Schedule “B” attached hereto (the “Products”).

C) Akkurate has already entered into and it is negotiating agreements with companies other than Falber (the “Third Companies”), on the basis of which agreements the Third Companies shall manufacture, market and sell articles identified by the Signs other than the Products, and in particular the articles listed in Schedule “C” attached hereto (the “Articles”).

D) On March 9, 2007 Falber has entered into an agreement with China Premium Lifestyle Enterprise, Inc. (“CPL”), a company belonging to the same group of companies as CPMM, under which CPL shall have an exclusive right to import, sell and distribute man’s and woman’s apparel identified by the trademarks “John Richmond”, “Richmond X” and “Richmond Denim” (the “First Agreement”) in the Exclusivity Area for ten (10) seasons starting from the Spring/Summer 2008: all the foregoing as better set forth and under the terms and conditions provided for in the First Agreement, which is hereby integrally referred to, including its definitions.

E) Akkurate has expressed its intention to open points of sale identified by the Signs in Italy and abroad where only the Products and the Articles shall be retailed, with the express exclusion of any products and articles other than the Products and the Articles: the foregoing by means of license and supply agreements.

F) A uniform point-of-sale design module has been identified and implemented, which shall be utilized for the structuring, layout and interior decoration of the points of sale referred to in recital E) above.

G) Akkurate has already communicated CPMM information and data concerning, among other things: Akkurate’s company details and financial data, the Signs, the “John Richmond” and the “Richmond” points of sale operating in Italy and worldwide (if any), litigation between Akkurate and its sublicensees related to the “John Richmond” and the “Richmond” points of sale operating in Italy and worldwide during the last three (3) years (if any), and all other information requested by the law.

H) Also on the basis of the information received from Akkurate referred to in recital G) above, CPMM has asked Akkurate for the right to use the Signs solely to identify some points of sale to be opened and managed by CPMM in China, Hong Kong, Macau and Taiwan, in order to retail solely the Products and the Articles (the “Points of Sale”): each one of the Points of Sale shall be set up strictly in accordance with the uniform design module referred to in recital F) above.

I) CPMM represents that a lease contract in its name is currently / shall be timely in force for the premises in which each one of the Points of Sale shall be located, and CPMM undertakes to keep such lease contracts in force for the whole term hereof, save for what is provided for in art. 16.3 hereof; CPMM further represents that it has obtained / it shall timely obtain the required authorizations and/or licenses for the retail of the Products and of the Articles in each one of the Points of Sale.

J) Akkurate has declared its willingness to grant CPMM the right to open the Points of Sale identified by the Signs, on the conditions hereinafter specified.

K) Akkurate and Falber have selected CPMM because they have relied on CPMM’s current shareholding structure and management.

Now, therefore,

THE PARTIES COVENANT AND AGREE AS FOLLOWS

Art. 1 - Recital clauses and Schedules.

The recital clauses and the Schedules of this Agreement are an integral part hereof, because they are in the nature of covenants.

Art. 2 - Scope of the Agreement.

By means of its signature to this Agreement, Akkurate hereby:

a)
grants CPMM the right to use the Signs solely in order to identify the Points of Sale, provided that CPMM shall use the Signs strictly in accordance with all the provisions of this Agreement, in particular but without limitation with reference to the provisions regarding signboard, architectural design, layout and interior decoration of the Points of Sale;

b)
authorizes CPMM to retail in the Points of Sale solely the Products and the Articles identified by the Signs, as they are currently and shall be in the future developed by Akkurate, and as they are manufactured and marketed by Falber and by the Third Companies.

Art. 3 - Points of Sale.

3.1. Akkurate, Falber and CPMM hereby agree that CPMM shall, and CPMM hereby undertakes to, open and manage solely in China, Hong Kong, Macau and Taiwan, for the whole term of this Agreement:

a)
one (1) Point of Sale which i) shall be characterized by the Signs, and in particular by the [“John Richmond” / “Richmond”] sign, ii) shall be located in Hong Kong in the “Harbour City” Department Store, iii) shall have a surface of eighty-one (81) square meters, iv) shall be set up strictly in accordance with the concept set forth in recital F) and art. 7, v) shall be opened to the public within the essential deadline of March 1, 2008 (the “First Point of Sale”);

b)
at least another twelve (12) Points of Sale which i) shall be characterized by the Signs (as better set forth in Schedule “3.1” attached hereto), ii) shall be located in the cities indicated in Schedule “3.1” attached hereto, iii) shall have a surface of no less than one hundred and twenty (120) square meters, as regards the shops-in-shop and the boutiques, and of no less than forty (40) square meters, as regards the corners, iv) shall be set up strictly in accordance with the concept set forth in recital F) and art. 7, v) shall be opened to the public in the seasons provided for in Schedule “3.1” attached hereto (the “Further Points of Sales”); the parties hereby further agree that it is of the essence that CPMM open in each one of the seasons governed by this Agreement at least the number of Points of Sale provided for in Schedule “3.1” for each relative season, and that all the Points of Sale provided for in Schedule “3.1” are opened during the term of this Agreement: however, CPMM shall be allowed to modify the order of the openings as provided for in Schedule “3.1”.

3.2. The parties hereby agree that the location of each one of the Further Points of Sale to be opened by CPMM shall be subject to Akkurate’s express and written approval, which CPMM shall timely ask for - also by submitting Akkurate the relative plans and all the information requested by Akkurate from time to time - and which Akkurate shall give or reasonably deny on the basis: i) of the position of the proposed location within the relative department store and/or road and/or street, ii) of the neighboring shops and their trademarks, iii) of the proposed square meters, and iv) of the proposed date of opening; all the foregoing in order to protect the prestige and image of the Signs.

Akkurate and Falber shall make their best efforts to reply to CPMM within ten (10) days from receipt of CPMM’s written proposal, it being however understood that Akkurate and Falber shall be totally free to accept or reject any of CPMM’s proposals.

3.3. CPMM hereby expressly recognizes and agrees that it is of the essence that it opens in each one of the seasons governed by this Agreement the number of Points of Sale provided for in Schedule “3.1” attached hereto for each relative season: (i) in case of failure by CPMM to open in either the Spring/Summer 2008 and/or the Fall/Winter 2008/2009 season at least the number of Points of Sale provided for in Schedule “3.1”, Akkurate and Falber shall be entitled to terminate this Agreement in compliance with the provisions of art. 1456 of the Italian Civil Code, by sending the other party a registered letter with return receipt, and (ii) in case of failure by CPMM to open in each season starting from the Spring/Summer 2009 season at least the number of Points of Sale provided for in Schedule “3.1” for each relative season for a period in excess of six (6) months, without prejudice to the provisions of art. 3.1 CPMM hereby expressly and irrevocably undertakes since now to pay Akkurate as liquidated damages-penalty, within five (5) days after demand, the amount of Euro one hundred thousand/00 (€ 100,000.00) for each one of the Points of Sale, which CPMM should fail to timely open: the foregoing without prejudice a) to Akkurate’s right to claim for additional damages, and b) to Akkurate’s and Falber’s right to terminate this Agreement. CPMM hereby expressly accepts such liquidated damages-penalty as fair, in light of Akkurate’s interest in the timely opening of each one of the Points of Sale.

3.4. CPMM represents that it has already obtained / it shall timely obtain the required authorizations and/or licenses for the retail of the Products and of the Articles in each one of the Points of Sale.

Art. 4 - Exclusivity right.

4.1. CPMM shall have the exclusivity right to sell the Products (for the avoidance of any doubts, not the Articles) solely in China, Hong Kong, Macau and Taiwan (the “Exclusivity Area”).

CPMM expressly recognizes, and for all purposes agrees, that its exclusivity right provided for above regards solely the ten (10) seasonal collections governed by this Agreement, i.e. the Spring/Summer 2008, Fall/Winter 2008/2009, Spring/Summer 2009, Fall/Winter 2009/2010, Spring/Summer 2010, Fall/Winter 2010/2011, Spring/Summer 2011, Fall/Winter 2011/2012, Spring/Summer 2012, Fall/Winter 2012/2013 seasonal collections: therefore, CPMM in any case shall have no exclusivity right whatsoever as regards all the seasonal collections subsequent to the last seasonal collection governed by this Agreement, i.e. as regards the seasonal collections starting from the Spring/Summer 2013 collection. In light of the above, CPMM since now expressly and irrevocably waives any and all of its claims / objections, in case Akkurate, Falber, the Third Companies and/or other entities, at any time and also before the expiry or termination of this Agreement, should carry out, either inside or outside the Exclusivity Area, any activities howsoever connected to the sale, retail, distribution, marketing, promotion, advertising of the Products and relating to seasonal collections other than the ten (10) seasonal collections governed by this Agreement, as listed above.

4.2. In case of early expiry or termination, for whatever cause, of this Agreement, CPMM’s exclusivity right provided for in art. 4.1 shall be limited to the seasonal collections up to the date of such early expiry or termination: as a consequence, the provisions of art. 4.1 shall apply with the necessary adjustments (mutatis mutandis).

4.3. For the avoidance of any doubts, CPMM expressly recognizes and accepts that it shall have no exclusivity rights whatsoever outside the Exclusivity Area.

Art. 5 - Signboard.

5.1. Each one of the Points of Sale shall be identified by the signboard featuring the Signs, and in particular the signs indicated in art. 3.1 and in Schedule “3.1”, in accordance with the specifications that Akkurate shall communicate to CPMM. CPMM shall not affix and/or exhibit - neither inside nor outside each one of the Points of Sale - other names and/or signs and/or specifications whatsoever, unless specifically and expressly authorized in writing by Akkurate.

5.2. CPMM shall not affix and/or exhibit the signboard featuring the Signs prior to obtaining the authorizations required under the law. Such authorizations, whenever required, shall be requested and renewed by and at the expenses of CPMM.

Art. 6 - Management of the Points of Sale.

6.1. Without prejudice to what is provided for in art. 21 hereof, each one of the Points of Sale shall be opened by CPMM and shall be organized and managed by CPMM at its exclusive expenses. Each one of the Points of Sale shall be attended to by personnel in such number and with such skills as provided for in the list attached hereto as Schedule “6.1”, in order to ensure efficient service to customers and to maintain the international repute of the Signs. Any costs, charges and related benefits and welfare treatments concerning the employees / personnel hired and however utilized by CPMM shall be exclusively paid for by CPMM.

6.2. On request of Akkurate, attendants at each one of the Points of Sale shall wear, while on service, the uniform styled by Akkurate and to be purchased from Falber.

6.3. Under this Agreement, Akkurate and/or Falber and/or the Third Companies shall in no way be liable for the organization and management of any of the Points of Sale, nor shall this Agreement give rise to any subordinate labor relationship or any agency, supply, partnership, shareholding or other relationship between Akkurate and/or Falber and/or the Third Companies, on the one part, and CPMM, on the other part: as a consequence, neither Akkurate nor Falber nor the Third Companies shall be liable to third parties now or hereafter employed by CPMM to manage any of the Points of Sale.

6.4. CPMM shall hold Akkurate, Falber and the third Companies harmless from, and indemnified against, any losses, liability and expenses (including legal costs and fees) and any damages suffered by them, whether collectively or individually, or any damages to be paid by them as a result of the opening and/or management of any of the Points of Sale, or of the use of the Signs by CPMM, or otherwise in relation to this Agreement: the foregoing also with reference to any possible sublicensee(s) of CPMM, as provided for in art. 21 of this Agreement. The provision of this paragraph and CPMM’s obligations deriving therefrom shall survive expiry or termination of this Agreement.

6.5. CPMM shall execute a) an insurance policy covering civil liabilities toward any third parties (CPMM’s employees, customers, delivery personnel, every person entering the premises of any of the Points of Sale for whatever purpose), and b) a fire insurance policy covering each one of the Points of Sale; all insurance policies shall remain in full force and effect for the whole term of this Agreement.

Art. 7 - Design and decoration.

7.1. Architectural design, layout and interior decoration of each one of the Points of Sale and any subsequent substantial change in existing architectural or decoration features shall be subject to Akkurate’s prior express and written approval, and shall be entrusted solely to the architects and contractors that Akkurate shall timely communicate to CPMM, which CPMM under its sole responsibility and liability shall enter into specific agreements with: any and all fees and expenses howsoever related to architectural design, layout and interior decoration of each one of the Points of Sale, as well as to possible subsequent substantial changes of the same, shall be exclusively paid for by CPMM. At least one hundred and twenty (120) days before the scheduled opening date of each one of the Points of Sale, as indicated in art. 3 and in Schedule “3.1”, CPMM shall send Akkurate, for its express and written approval, the plans and the sections of the relative Point of Sale.

7.2 CPMM shall take prompt actions to always keep each one of the Points of Sale in good conditions and in line with the Signs’ image: the foregoing also in accordance with Akkurate’s possible requests.

7.3. CPMM shall not alter or change any of the Points of Sale’s location, surface, shop-windows or layout without Akkurate’s express and written authorization.

Art. 8 - Term.

This Agreement shall become effective upon execution hereof and starting from the Spring/Summer 2008 season; this Agreement shall continue in full force and effect for ten (10) seasons only, up to the Fall/Winter 2012/2013 season’s collection: this Agreement shall therefore cover solely the parties’ activities relating to the Spring/Summer 2008, Fall/Winter 2008/2009, Spring/Summer 2009, Fall/Winter 2009/2010, Spring/Summer 2010, Fall/Winter 2010/2011, Spring/Summer 2011, Fall/Winter 2011/2012, Spring/Summer 2012, Fall/Winter 2012/2013 seasons. As a consequence, this Agreement shall terminate approximately on January 31, 2013.

It is expressly provided that this Agreement shall not be automatically renewed; however, the parties shall meet at least one (1) year before the aforementioned date, in order to consider the possibility of executing a new contract.

Art. 9 - No changes in CPMM and in CPMM’s business.

9.1. Concurrently with the execution of this Agreement, CPMM delivers Akkurate and Falber a copy of i) its Articles of Association and Bylaws, and ii) its Shareholders’ register; CPMM furthermore undertakes to deliver Akkurate and Falber a copy of its annual accounts / balance sheet relating to all the years covered by this Agreement within thirty (30) days after their publication.

9.2. This Agreement is of a personal nature, being entered into in reliance upon and in light of the personal skills, qualifications and representations of CPMM, as well as in light of the trust and confidence placed in CPMM, its current shareholders - as evidenced in the documentation attached hereto as Schedule “9.2” - and its current managing body who shall actively and substantially participate in the ownership and operation of each one of the Points of Sale. Therefore, CPMM shall cause that none of CPMM’s rights and powers under this Agreement be assigned, transferred, shared or divided - voluntarily or involuntarily, by operation of law or otherwise, in any manner (including without limitation by means of transfer of shares, merger, de-merger, transfer of business / going concern, etc.) - without Akkurate’s and Falber’s prior express and written consent: all the foregoing without prejudice to the provisions of art. 22. CPMM shall furthermore promptly inform Akkurate and Falber of any modifications that should occur in CPMM’s managing body.

Art. 10 - Relationship between CPMM and Akkurate.

10.1. CPMM shall sell the Products and the Articles solely in the Points of Sale. CPMM shall make every effort to promote and develop the sale of the Products and of the Articles and to protect the image of the Signs. CPMM shall refrain from carrying out any activities in any of the Points of Sale, which may howsoever adversely affect the Signs. CPMM shall in particular, but without limitation, refrain from selling in any of the Points of Sale any products and/or articles other than the Products and the Articles identified by the Signs.

10.2. CPMM shall strictly and timely comply with Akkurate’s and/or Falber’s and/or the Third Companies’ instructions in regard to promotion, advertising and distribution of the Products and of the Articles. CPMM further undertakes to use in each one of the Points of Sale solely personalized “John Richmond” and “Richmond” materials (including, without limitation: pens, bags, gift paper, ribbons, tassels, merchandising goods, paperboard materials, etc.), which - at Akkurate and Falber’s sole discretion - shall be either (i) purchased by CPMM only from the suppliers that shall be communicated by Akkurate to CPMM from time to time, or (ii) ordered by CPMM from third party manufacturers, provided that (a) said third parties manufacturers shall strictly comply with Akkurate’s and Falber’s specific instructions and that (b) Akkurate and Falber shall have previously approved said third party manufacturers as well as the quality of the personalized materials manufactured by them: Akkurate and Falber shall not unreasonably deny and/or delay the above said approvals.

10.3. CPMM shall not use the Signs, either directly or indirectly, for any use other than those specifically provided for in this Agreement.

10.4. For the whole term hereof, CPMM shall not engage, either directly or indirectly, in the setting up and/or management of points of sale in the Exclusivity Area for the retail of apparel and/or accessories other than the Points of Sale, if such points of sale should sell products and/or articles which directly compete with the Products and/or with the Articles.

10.5. Akkurate warrants and represents, and CPMM hereby acknowledges, that it has exclusive title to the names/signs “John Richmond”, “Richmond”, “Richmond X” and “Richmond Denim”  featured by the Signs, either in the nature of griffe or trademark, trade name, corporate name and signboard, and has legal capacity to sue for the protection of the relevant rights.

CPMM furthermore acknowledges that the Signs may only be used, in whatever manner or form, either as trade name, trademark or signboard, only subject to the express and written consent of Akkurate and in accordance with its indications.
Therefore, CPMM shall:

a)	abstain from adopting or using the Signs, or a part thereof, in its trade name or corporate name, or in any other manner whatsoever save as expressly provided for in this Agreement;

b)	abstain from registering and/or using, either directly or indirectly, any other names and/or trademarks which are identical to, similar to or liable to be confused with the Signs, or a part thereof;

c)	immediately cease, upon expiry or termination of this Agreement for whatever cause, any use of the Signs in whatever form, except as provided for in art. 17.2 hereof.

10.6. As consideration for the right to use the Signs on the basis of this Agreement, as well as for the services of general supervision of the relationships with Falber and with the Third Companies and of image control furnished by Akkurate, CPMM shall pay Akkurate, in each season, an amount equal to (i) one point fifty percent (1.50%), as regards the Spring/Summer 2008 and the Fall/Winter 2008/2009 seasons, (ii) one point twenty-five of percent (1.25%), as regards the Spring/Summer 2009 and the Fall/Winter 2009/2010 seasons, (iii) one percent (1%), as regards the Spring/Summer 2010 and the Fall/Winter 2010/2011 seasons and (iv) zero point seventy-five percent (0.75%), as regards each subsequent season starting from the Spring/Summer 2011 onwards, of the greater between the taxable amount relating to the total purchases of the Products and of the Articles of each season, and the minimum guaranteed amounts of purchase provided for in art. 12 for the same season. Such amount shall be paid in one single installment, within January 31 as regards each Fall/Winter season (for instance, within January 31, 2009, as regards the Fall/Winter 2008/2009 season) and within July 31 as regards each Spring/Summer season (for instance, within July 31, 2008, as regards the Spring/Summer 2008 season).

10.7. In each season CPMM shall invest in advertising campaigns related to the Products and to the Articles a further amount, which shall be equal to (i) four percent (4%) from the Spring/Summer 2008 up to the Fall/Winter 2009/2010 seasons, and to (ii) eight percent (8%) starting from the Spring/Summer 2010 season onwards of the greater between the taxable amount relating to the total purchases of the Products and of the Articles of each season, and the minimum guaranteed amounts of purchase provided for in art. 12 for the same season. The advertising campaigns referred to above shall be discussed and agreed upon between Akkurate and CPMM in advance, also as regards their creative contents, on the basis of a specific advertising plan to be submitted by CPMM to Akkurate within the end of March, as regards each Fall/Winter season, and within the end of September, as regards each Spring/Summer season: within thirty (30) days after the receipt of the advertising plan, Akkurate shall communicate CPMM its approval or nonapproval of the above mentioned plan; in case of nonapproval, Akkurate and CPMM shall agree in good faith and in the shortest possible time on the advertising plan for the relevant season. At the end of each sale season, and thus within March 15, as regards each Fall/Winter season, and within September 15, as regards each Spring/Summer season, CPMM shall supply Akkurate with adequate evidence, through supporting documents, that the investments provided for by the advertising plan have been duly made.

10.8. In addition to what is provided for in art. 10.7 above, CPMM shall invest no less than Euro ten thousand/00 (€ 10,000.00) for consumer advertising and promotional activities connected to the opening of each one of the Points of Sale; to this end, at least sixty (60) days before the opening of each one of the Points of Sale, CPMM shall submit Akkurate, for the prior express and written approval of the latter, a specific promotion and advertising plan for the opening of the relative Points of Sale. Within thirty (30) days after receipt of the promotion and advertising plan, Akkurate shall communicate CPMM its approval or nonapproval of the above mentioned plan; in case of nonapproval, Akkurate and CPMM shall agree in good faith and in the shortest possible time on the promotional and advertising plan for the opening of each one of the Points of Sale.

Art. 11 - Relationship between CPMM, on one part, and Akkurate, Falber and the Third Companies, on the other.

11.1. All contracts relating to the purchase of Products shall be executed solely between CPMM, on the one part, and Falber, on the other part, in accordance with the terms of sale and payment conditions provided for in the First Agreement.

All contracts relating to the purchase of Articles shall be executed solely between CPMM, on the one part, and the Third Companies, on the other part, in accordance with the terms of sale and payment conditions to be agreed between CPMM and the Third Companies.

11.2. CPMM hereby expressly undertakes to adopt such a consumer pricing policy as shall be suggested by Falber and by the Third Companies on the basis of market surveys in order to rationalize the terms of sale and to ensure, to any possible extent, consistency of image, including commercial image, among the “John Richmond” and the “Richmond” points of sale during the term hereof: in light of the above, CPMM shall in particular comply, for the whole term of this Agreement, with the suggested terms and price-lists indicated by Falber and by the Third Companies from time to time.

11.3. CPMM shall not proceed to clearance sales without Akkurate’s and Falber’s express and written authorization: to this end, at least thirty (30) days before the beginning of the clearance sales CPMM shall ask for Akkurate’s and Falber’s authorization, specifying and justifying the chosen timing for the clearance sales, as well as the modalities, the mark-down, etc., that CPMM intends to apply; Akkurate and Falber shall reply to CPMM’s request within fifteen (15) days after the receipt of CPMM’s request.

In any case, as regards clearance sales CPMM shall strictly comply with the timing, the modalities, the mark-down, etc. provided for by the applicable laws or regulations and/or applied by the major competitors.

11.4. CPMM shall forthwith remove from each one of the Points of Sale any Products and Articles left after the clearance sales of each season.

11.5. Akkurate shall not be liable to CPMM, nor is it giving CPMM any guarantee whatsoever, in regard to the performance by Falber and by the Third Companies under the contracts executed with CPMM.

11.6. Akkurate shall not be liable to CPMM, nor is it giving CPMM any guarantee whatsoever, in regard to claims, actions or damages made or claimed by the purchasers of the Products and of the Articles.

11.7 Akkurate warrants and represents that it is the owner of the Signs, and that the Signs are free from any claims by third party that would interfere with the rights granted to CPMM under this Agreement. It also warrants that the ownership of the Signs shall be valid in the Exclusivity Area during the term of this Agreement, and shall keep CPMM fully indemnified against and from all claims or suits arising out of the lawful and proper use by CPMM of the Signs and/or the sale by CPMM of the Products and the Articles in accordance with the provisions of this Agreement.

11.8 Akkurate hereby declares that it will make its best efforts in order to keep in force and effect the agreements it entered into with Falber and the Third Party Companies in relation to, respectively, the Products and the Articles; in any case, Akkurate hereby guarantees since now that, in the event Akkurate should substitute one or more of its licensees with new ones, the rights and obligations of CPMM under this Agreement shall not be in any case suspended and/or prejudiced.

Art. 12 - Minimum guaranteed amounts of purchase.

CPMM hereby undertakes to purchase in each season Products and Articles for amounts not lower than the amounts provided for in the “Minimum Guaranteed Amounts of Purchase” attached hereto as Schedule “12”, save for the possible downward adjustment provided for in art. 4 of the First Agreement: CPMM expressly recognizes that its obligations concerning the minimum guaranteed amounts of purchase are of the essence.

Art. 13 - Liability.

CPMM shall be directly and exclusively liable to any third parties for any breaches of the law of a civil, criminal, administrative or fiscal nature committed in the course of its activity.

Art. 14 - Information on purchases, sales and stocks of the Point of Sale.

14.1. In order to supply Akkurate and Falber with updates on purchases, sales and stocks of each one of the Points of Sale, CPMM shall deliver to Akkurate and to Falber in each month in relation to each one of the Points of Sale, within the thirtieth (30th) day of the following month, a report evidencing the purchases, the sales and the stock of Products and Articles of the relative month, with the indication of both quantities and values as well as the relative product categories.

14.2. At any time during the term of this Agreement Akkurate and Falber shall have the right to request CPMM, which hereby accepts since now subject to its security approvals, to integrate in each one of the Points of Sale and for the entire term of this Agreement, its informatics system for the management of points of sales with the one that Akkurate will communicate to CPMM: the costs of such an integration of the informatics system, both connected to the hardware (installation, maintenance and possible licenses) and to the software (installation, purchase, upgrading and related possible licenses), shall be entirely borne by CPMM.

14.3. CPMM undertakes, in any case, to permit Akkurate and Falber and/or professionals or auditing firms appointed by them, by giving prior notice to CPMM, to check, to the greatest possible extent and including by means of inspection visits, the purchases, the sales and in general the bookkeeping of each one of the Points of Sale.

Art. 15 - Coordination powers of Akkurate.

Akkurate shall supervise the relationships with Falber and with the Third Companies for the supply of the Products and of the Articles to CPMM during the term of this Agreement. CPMM declares to be aware of, and to acknowledge, that Akkurate is the party guaranteeing the existence and lawfulness of the Signs, the lawful continuation both of the relationship provided for in this Agreement and of the relationships with Falber and with the Third Companies for the supply of the Products and of the Articles, as well as the quality and image of such Products and Articles: as a consequence, as far as the matters covered by this Agreement are concerned, CPMM hereby undertakes for the whole term hereof to deal only with Akkurate, since Akkurate is the sole appropriate subject legally entitled to authorize, approve and coordinate the activities of Falber and of the Third Companies. The foregoing notwithstanding, CPMM however hereby expressly recognizes, and for all purposes agrees, that Falber and the Third Companies shall be the sole and only parties responsible for the duly fulfillment of the contracts entered into between Falber and the Third Companies, on the one part, and CPMM, on the other part.

Art. 16 - Specific obligations of CPMM.

16.1. The provisions of art. 20 notwithstanding, CPMM hereby expressly undertakes not to transfer, let or lend in commodatum any of the Points of Sale to third parties, nor assign the lease contract for any of the Points of Sale or transfer to any third parties, for any reason and in any manner whatsoever, the enjoyment of the premises of any of the Points of Sale, for the whole term of this Agreement and for a period of one (1) month after expiry or termination hereof, for whatever cause.

16.2. Save for what is provided for in the following art.16.3, CPMM further expressly undertakes not to withdraw from, or terminate, the lease contract for any of the Points of Sale, or consent to or cause the withdrawal, expiry or termination of such lease contract for the whole term of this Agreement and for a period of one (1) month after expiry or termination hereof, for whatever cause, and CPMM shall immediately inform Akkurate and Falber of any action undertaken by the landlord aimed at obtaining the withdrawal, expiry or termination of the lease contract for any of the Points of Sale.

16.3. In the event of termination by the landlord of the lease contract for any of the Points of Sale for causes that CPMM clearly demonstrates are not attributable to CPMM, the latter shall timely propose to Akkurate and Falber a suitable alternative location where to move, at CPMM’s costs and expenses, the relevant Point(s) of Sale: it is in any case hereby since now agreed that the opening to the public of the Point(s) of Sale within the new location(s), shall occur not later than the date of closing to the public of the premises where the Point(s) of Sale was (were) previously located.

Art. 17 - Termination

17.1. A) Each party shall be entitled to terminate this Agreement in compliance with the provisions of art. 1456 of the Italian Civil Code, by sending the other party a registered letter with return receipt, if such other party becomes subjected to bankruptcy or to any proceedings for the relief of creditors.

B) In addition to the specific provisions contained elsewhere in this Agreement, this Agreement may be terminated by Akkurate and by Falber upon giving CPMM a sixty-(60)-day notice to cure the breach by registered letter with return receipt jointly signed by Akkurate and Falber, if CPMM should breach, in whole or in part, one or more of its obligations undertaken under arts. 2; 3.1 and 3.2; 5.1 and 5.2; 6.1, 6.4 and 6.5; 7.1, 7.2 and 7.3; 9.1 and 9.2; 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10.7 and 10.8; 11.1, 11.2, 11.3 and 11.4; 12; 14.1, 14.2 and 14.3; 15; 16.1, 16.2 and 16.3; 20; 21.1, 21.2, 21.3 and 21.4; 22; 23.1; 25 of this Agreement.

17.2. If this Agreement is terminated pursuant to art. 17.1 B) above, CPMM shall sell the stock of the Products and of the Articles, unless prevented from doing so by objective and material causes, which have not been voluntarily created by CPMM: such stock-selling activity shall continue for a maximum period of six (6) month from the date of termination and at the market prices for the Products and the Articles usually applied by CPMM, unless otherwise agreed in writing with Akkurate.

Art. 18 - Consequences of expiry or termination.

18.1. Upon expiry or termination of this Agreement, for whatever cause, CPMM shall immediately:

a)	remove the signboard from each one of the Points of Sale and destroy it by giving satisfactory evidence to Akkurate;

b)	remove from each one of the Points of Sale the typical architectural design, layout, furnishing and interior decoration, as specified in art. 7 above;

c)	destroy all advertising material bearing the Signs, which is held by CPMM or which is in its control;

d)	discontinue any further use of the Signs, for whatever reason, save as provided for in the preceding art. 17.2.

18.2. Upon expiry or termination of this Agreement, for whatever cause, Akkurate shall pay CPMM no goodwill and/or indemnity and/or consideration and/or compensation whatsoever in connection with said expiry or termination, and CPMM for any purposes hereby expressly and irrevocably waives any such goodwill / indemnity / consideration / compensation.

18.3. Upon expiry or, in case of termination, upon the end of the sellout period provided for in the preceding art. 17.2, CPMM shall transmit Akkurate and Falber a detailed report of the stock of unsold Products and Articles for each one of the Points of Sale: within forty five (45) days after the receipt of CPMM’s report, Akkurate (or, as regards only the Products, also Falber) may purchase back - either directly or indirectly, in whole or in part - such stock of unsold Products and Articles at a price equal to fifty percent (50%) of the purchase price originally applied to CPMM; in case Akkurate and/or Falber should decide not to purchase back, in whole or in part, the stock of unsold Products and Articles, such stock shall be sold by CPMM only after removing all labels, tags and whatever else bearing the Signs: satisfactory evidence of the removal shall be given to Akkurate and to Falber (which shall be entitled to carry out inspections by means of their nominees) prior to selling the stock.

Art. 19 - CPMM’s shareholders.

19.1. CPMM’s sole shareholder holding the entire capital, i.e. CPL, who signs this Agreement for its acceptance of the provisions of this art. 19.1, hereby undertakes, also on the basis of what is set forth in recital K) and in art. 9.2 hereof:

a)
not to assign its interest (shares) in CPMM to third parties for whatever reason without Akkurate’s express and written approval - which shall not be unreasonably denied - for the whole term of this Agreement including any possible renewals hereof;

b)
not to consent, in any case, to third parties to enter into CPMM’s shareholding structure through capital increases, mergers or any other means, without Akkurate’s express and written approval, which shall not be unreasonably denied;

all the foregoing without prejudice to the provisions of art. 22 hereof.

19.2. Akkurate and Falber shall be entitled to terminate this Agreement in compliance with the provisions of art. 1456 of the Italian Civil Code, by sending CPMM a registered letter with return receipt jointly signed by Akkurate and Falber, if CPMM and/or its shareholders should not fulfill, in whole or in part, their obligations under art. 19.1.

Art. 20 - Preemption right.

The provisions of art. 16 being hereby expressly confirmed, if during the whole term of this Agreement and for a period of one (1) year after termination hereof CPMM intends to transfer one or more of the Points of Sale - in any manner, formally or informally, directly or indirectly, including through assignment of shareholdings or novation of the lease contract, or in any other manner whatsoever - CPMM shall first offer to transfer such Point(s) of Sale to Akkurate on the same terms granted to third parties, and Akkurate shall have the preemption right on the transfer.

CPMM shall notify the proposed transfer to Akkurate by registered letter with return receipt, specifying the requested price. Akkurate may exercise its preemption right by notifying its acceptance of the transfer offer and of the relevant price, by registered letter with return receipt to be delivered to the post office within one (1) month after the receipt of CPMM’s notification.

If CPMM fails to give Akkurate the preemption right provided for in this art. 20, CPMM shall pay Akkurate as liquidated damages-penalty, within five (5) days after demand, the amount of Euro one hundred thousand (€ 100,000.00) for each one of the Points of Sale whose premises CPMM should have offered to transfer to Akkurate: the foregoing, without prejudice to Akkurate’s right to claim for additional damages. CPMM hereby expressly accepts such liquidated damages-penalty as fair, in light of Akkurate’s interest in the possible transfer to Akkurate of the premises where each one of the Points of Sale are located.

Art. 21 - Right to sublicense.

21.1. The parties hereby expressly agree that CPMM shall have the right to sublicense its rights and obligations under this Agreement as regards the opening and management of one or more of the Points of Sale to a third party, provided (i) that such sublicensee(s) shall operate only in the Exclusivity Area, (ii) that CPMM shall communicate Akkurate in writing and in advance any useful details of and information on such sublicensee(s) (company name, headquarters, affiliate companies, etc.), and (iii) that such sublicensee(s) shall in any case operate under CPMM’s control and supervision.

It is however understood that Akkurate and Falber shall have no direct relationship with said sublicensee(s): as a consequence, among other things, i) Akkurate and Falber shall always deal only with CPMM as far as this Agreement is concerned, ii) the Products and the Articles shall be sold and delivered only to CPMM, which shall pay for them, iii) CPMM shall pay Akkurate the consideration provided for in art. 10.6 and shall make the advertising investments provided for in arts. 10.7 and 10.8, iv) the sublicensee(s) shall have no direct contact with Akkurate and/or Falber, and v) CPMM shall be anyway fully responsible and liable toward Akkurate and Falber for the sublicensee(s)’s actions, omissions and behavior, as well as for of all of CPMM’s sublicensed obligations, also in relation to Akkurate’s and Falber’s right to terminate this Agreement for breach; the foregoing in addition to such licensee(s)’s liability toward Akkurate and Falber.

21.2. Akkurate shall be entitled to control to the widest possible extent the duly management of the Point(s) of Sale by the sublicensee(s) and the sale of the Products and of the Articles in the Point(s) of Sale: the foregoing including, for example but without limitation, by means of direct inspections and checks by Akkurate, and/or persons authorized by it, at the premises of the Point(s) of Sale.

21.3. In the event any of CPMM’s sublicensee(s) do(es) not meet the high quality standard characterizing the “John Richmond” and the “Richmond” Points of Sale worldwide, the Products, the Articles and the Signs and/or do(es) not comply with any of the requirements/obligations provided for in this Agreement (the “Default Sublicensee(s)”), Akkurate shall be entitled to serve a notice on CPMM requiring CPMM to cease utilizing any Default Sublicensee(s) (the “Default Notice”). CPMM shall give to the Default Sublicensee(s), within and not later than five (5) days after the receipt of the Default Notice from Akkurate, a thirty-(30)-day written notice to cure the breaches indicated by Akkurate in the Default Notice, failing which the sub-license relationship/agreement shall immediately be terminated by CPMM.

21.4. The foregoing notwithstanding, in case of gross breach by any sublicensee(s) of any of the requirements/obligations provided for in this Agreement, CPMM shall cease utilizing such Default Sublicensee(s) immediately after receiving Akkurate’s Default Notice.

Art. 22 - Assignment prohibited.

CPMM shall not - for any reason, in any manner, formally or informally, directly or indirectly, in whole or in part - assign and/or transfer howsoever to third parties this Agreement, or the rights which have been granted to it, or the things it has been authorized to do under this Agreement.

Without prejudice to the foregoing, CPMM shall however be entitled to assign and/or transfer howsoever this Agreement, or the rights which have been granted to it, or the things it has been authorized to do under this Agreement, or the interests/shares in CPMM, to companies belonging to the same group of companies as CPMM, provided that before any such assignments/transfers CPMM shall give evidence to Akkurate and Falber (i) of the structure CPMM’s group of companies and (ii) of the skills, qualifications and representations, as well as of the shareholding structure and the managing body, of the assignee/transferee company.

Art. 23 - No registration.

23.1. CPMM hereby expressly and irrevocably undertakes not to register this Agreement in any kind of register in any country in the world other than Italy, if and where such registration would modify the mutual rights and obligations of the parties, or grant additional rights or impose additional obligations on either party, without the Akkurate prior written approval. Without prejudice to the foregoing, Akkurate hereby expressly authorizes CPMM to file this Agreement only on the Over-The-Counter Bulletin Board of the U.S.A. (the “OTCBB”) and only for the purposes provided by the Regulation no. 13A of the U.S.A. Securities Exchange Act of 1934.

23.2. The provisions of art. 23.1 being hereby expressly confirmed, the parties agree that all the costs related to the possible registration in Italy of this Agreement shall be borne by CPMM.

Art. 24 - Nonwaiver.

Failure by Akkurate and/or Falber to enforce at any time strict compliance by CPMM with any provisions of this Agreement and/or waiver of any rights provided for herein, shall not be deemed as waiver by Akkurate and/or Falber thereafter to require compliance by CPMM and/or to enforce such rights.

Art. 25 - Confidentiality.

Unless otherwise required by mandatory provisions of any applicable laws, rules or regulations, each party shall treat as secret and strictly confidential any administrative, accounting, statistical or other documentation received from the other party on the basis or during the performance of this Agreement. Furthermore, each party shall not disclose, nor use to its own benefit or to the benefit of third parties, even after expiry or termination of this Agreement, any commercial or business secrets or any confidential information howsoever related to the business or affairs of the other party, of which it has become aware on the basis or during the performance of this Agreement.

Art. 26 - Different product lines and different signs.

Akkurate, Falber and CPMM recognize, and for all purposes agree, that CPMM is aware of the possibility of launching other product lines of various products conceived and created by Akkurate, such other product lines bearing signs which shall be different from the Signs, even if they may contain the signs “John Richmond”, “Richmond”, “Richmond X” and “Richmond Denim”. As a consequence, CPMM irrevocably waives any and all of its rights to raise any claims in this regard, such a waiver to take effect immediately.

Art. 27 - Force majeure.

Should one of the parties fail to perform any of its obligations under this Agreement for causes of force majeure, such a nonperformance shall not give rise to any liability of the nonperforming party toward the other party which, as a consequence, shall not be entitled to terminate this Agreement, nor to claim for any possible damages.

Force majeure shall mean any events of any nature and kind, which i) are completely beyond the control of the parties, and ii) have not been directly or indirectly caused and/or induced, in whole or in part, by the nonperforming party, such as for example, but without limitation: wars, uprisings, general strikes, lockouts, earthquakes, epidemics, etc.

The party which intends to avail itself of this force majeure clause shall give a written notice to the other party.

Each party shall be entitled to withdraw from this Agreement, by giving a written notice to the other party, should the cause of force majeure last for a continuous period of time in excess of one (1) month: for this purpose, Akkurate and Falber shall be considered as a sole party.

Art. 28 - Applicable law.

This Agreement shall be governed by the Italian law, with the express exclusion of its provisions on the conflict of laws.

Art. 29 - Exclusive jurisdiction and venue.

The Court of Milan shall be the only and exclusive Court having jurisdiction for any disputes which may arise in connection with, or any disputes which may be originated or derived from, this Agreement and/or the obligations provided for in this Agreement, with the express exclusion of any other venues.

Art. 30 - Domicile.

30.1. For the purpose of any notices to be given under this Agreement, the parties hereby declare to be domiciled as follows:

- Akkurate
  Unit 1, 9 Park Hill,
  London SW, SW4 9NS,
  United Kingdom
  Phone: +44 207 622 0298
  Fax: +44 207 498 0265
  Email: Admin@JohnRichmond.com
  copy to: John Richmond Showroom
  Via S. Andrea no. 18
  20121 Milan (Italy)
  Phone: +39-02-76018374
  Fax: +39-02-76011904
  Email: s.moschillo@moschillo.com

- Falber
  Via Gramadora 12/14
  47100 Forlì (Italy)

- CPMM
  Unit A, 10th Floor, Wo Kee Hong Building,
  585-609 Castle Peak Road, Kwai Chung, New Territories,

  Hong Kong (China)
  Contact Person: Mr. Waison Hui
  Phone: (852) 2869 1190
  Fax: (852) 2537 1121

30.2. Akkurate, Falber and CPMM furthermore hereby designate their respective addresses, as indicated in the preceding art. 30.1, as their respective domiciles at which service of process may be made in any legal actions or proceedings arising hereunder.
London, __________

________________
Akkurate Ltd.

__________________
Falber Confezioni S.r.l.

__________________
CPMM (Asia) Limited
Authorized Signatory: Richard Man Fai LEE (Director)

CPMM’s sole shareholder (in relation to art. 19.1):

________________________________
China Premium LifeStyle Enterprise Inc.

The clauses hereinafter specified, which have been selected after negotiations between the parties and which the parties declare to have read and accepted, are hereby specifically approved in writing under and to the effects of the provisions of art. 1341 of the Italian Civil Code: 2; 3.1, 3.2 and 3.3; 4.1, 4.2 and 4.3; 5.1 and 5.2; 6.1, 6.2, 6.3, 6.4 and 6.5; 7.1, 7.2 and 7.3; 9.1 and 9.2; 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10.7 and 10.8; 11.1, 11.2, 11.3, 11.4, 11.5 and 11.6; 12; 13; 14.1, 14.2 and 14.3; 15; 16.1 and 16.2; 17.1 and 17.2; 18.1, 18.2 and 18.3; 19.1 and 19.2; 20; 21.1 and 21.2; 22; 23.1 and 23.2; 24; 25; 26; 27; 28; 29; 30.2.
London, __________

________________
Akkurate Ltd.

__________________
Falber Confezioni S.r.l.

__________________
CPMM (Asia) Limited
Authorized Signatory: Richard Man Fai LEE (Director)

CPMM’s shareholders (in relation to art. 19.1):

_______________________________
China Premium LifeStyle Enterprise Inc.